Exhibit 4.6
AMAZON.COM, INC.
DESCRIPTION OF SECURITIES

DESCRIPTION OF COMMON STOCK
The common stock of Amazon.com, Inc. is listed on the Nasdaq Global Select Market under the symbol “AMZN.” All outstanding shares of common stock are validly issued, fully paid, and nonassessable.
The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”), both of which are exhibits to our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.
Voting Rights
The holders of our common stock are entitled to one vote per share on all matters submitted for action by our stockholders. There is no provision for cumulative voting with regard to the election of directors.
Dividend and Liquidation Rights
Subject to the preferences applicable to any shares of preferred stock outstanding at any time, holders of our common stock are entitled to receive dividends when, as, and if declared by our board of directors from funds legally available therefor and are entitled, in the event of a liquidation, to share ratably in all assets available for distribution after payment of all debts.
Other Rights
The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.
Anti-Takeover Provisions of our Certificate of Incorporation, Bylaws, and Delaware Law
Various provisions contained in our Certificate of Incorporation, our Bylaws, and Delaware law could delay or discourage some transactions involving an actual or potential change in control of Amazon or its management.
Certificate of Incorporation and Bylaws
Provisions in our Certificate of Incorporation and our Bylaws:

•	authorize our board of directors to establish one or more series of any class or classes of our stock, the terms of which can be determined by the board of directors at the time of issuance;

•	do not authorize cumulative voting; and

•	allow our directors to fill any vacancies on our board of directors, including vacancies resulting from a board of directors resolution to increase the number of directors.